                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        CardioTech International, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                        CARDIOTECH INTERNATIONAL, INC.

                                                                  July 30, 1998

Dear Stockholder,

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of CardioTech International, Inc. (the "Company") to be held at 10:00 a.m. on Thursday, September 3, 1998 at the office of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, 38th Floor, Boston,
Massachusetts.

  At the Annual Meeting, one person will be elected to the Board of Directors. In addition, the Company will ask the Stockholders to ratify the sale of up to $2,500,000 principal amount 7% Senior Convertible Notes to Dresdner Kleinwort Benson Private Equity Partners LP, as well as the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

  We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged promptly to complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          LOGO
                                          /s/ Michael Szycher, Ph.D.
                                          Michael Szycher, Ph.D.
                                          Chairman and CEO
                                          CardioTech International, Inc.

                            YOUR VOTE IS IMPORTANT.
                      PLEASE RETURN YOUR PROXY PROMPTLY.

                        CARDIOTECH INTERNATIONAL, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 3, 1998

To the Stockholders of CardioTech International, Inc.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of CardioTech International, Inc., a Massachusetts corporation (the "Company"), will be held on Thursday, September 3, 1998 at the office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, 38th Floor, Boston, Massachusetts at 10:00 a.m. for the following purposes:

    1. To elect one member to the Board of Directors to serve for a term ending in 2001 and until his successor is duly elected and qualified.

    2. To consider and act upon a proposal to ratify the sale of up to $2,500,000 principal amount 7% Senior Convertible Notes to Dresdner Kleinwort Benson Private Equity Partners LP.

    3. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999.

    4. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on July 16, 1998 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

  All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ John E. Mattern
                                     John E. Mattern
                                     Clerk

July 30, 1998

                        CARDIOTECH INTERNATIONAL, INC.
                       11 STATE STREET, WOBURN, MA 01801
                                (781) 933-4772

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CardioTech International, Inc. (the "Company" or "CardioTech"), a Massachusetts corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, 38th Floor, Boston, Massachusetts on Thursday, September 3, 1998 at 10:00 a.m., and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the one nominee for director named herein, FOR the ratification of the sale of up to $2,500,000 principal amount 7% Senior Convertible Notes (the "Notes") to Dresdner Kleinwort Benson Private Equity Partners LP ("Kleinwort Benson") and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $ 0.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting.

  The affirmative vote of a majority of the total number of shares voted either for or against each proposal at the Meeting is required to approve each proposal, other than the election of directors, which requires a plurality of the shares voted. With respect to the tabulation of votes on any matter, abstentions and non-votes have no effect on the vote.

  The close of business on July 16, 1998 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on July 16, 1998, the Company had 4,272,916 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the Stockholders.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation. Additional solicitation of holders of Common Stock by mail, telephone, telegraph or by personal solicitation will be made by Corporate Investor Communications, Inc., at an anticipated cost to the Company of approximately $4,500 plus out-of-pocket expenses.

  This Proxy Statement and the accompanying proxy are being mailed on or about July 30, 1998 to all Stockholders entitled to notice of and to vote at the Meeting. The Annual Report to Stockholders for the fiscal year ended March 31, 1998 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                SHARE OWNERSHIP

  The following table sets forth certain information as of June 30, 1998 concerning the ownership of Common Stock by each Stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, each current member of the Board of Directors, each executive officer named in the Summary Compensation Table on p. 5 hereof, and all current directors and executive officers as a group.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED(1)
                                                              -----------------
NAME AND ADDRESS**                                             NUMBER   PERCENT
------------------                                            --------- -------
Kleinwort Benson.............................................   856,348  16.7%
 75 Wall Street, New York, NY 10005(2)
John Hancock Mutual Life Insurance Company...................   278,189   6.1%
 200 Clarendon Street, Boston, MA 02116(3)
Michael Szycher, Ph.D.(4)....................................   568,435  12.3%
Alan Edwards(5)..............................................   222,997   5.0%
Generio Gargiulo(6)..........................................    29,708     *
Michael L. Barretti(7).......................................     7,427     *
John E. Mattern(8)...........................................    75,000   1.7%
Jonathan S. Walker(9)........................................   860,061  16.8%
All executive officers and directors as a group (7
 persons)(10)................................................ 1,778,628  30.6%

--------
*Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.
**Addresses are given for beneficial owners of more than 5% of the outstanding
   Common Stock only.
 (1) The number of shares of Common Stock issued and outstanding on June 30, 1998 was 4,272,916. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at June 30, 1998, plus shares of Common Stock subject to options held by such person at June 30, 1998 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
 (2) Kleinwort Benson currently holds $1,660,000 principal amount of Notes which are immediately convertible into Common Stock at a conversion price of $1.995 per share. Includes 14,561 shares which will be issuable upon the conversion of Notes which may be issued to Kleinwort Benson in payment of three month's interest on the Notes due June 30, 1998 and 9,707 shares which will be issuable upon the conversion of Notes which may be issued to Kleinwort Benson in payment of interest on the Notes due within 60 days of June 30, 1998.

 (3) John Hancock Mutual Life Insurance Company and its affiliates currently hold exercisable warrants to purchase an aggregate of 278,189 shares of Common Stock.
 (4) Includes 330,712 shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options.
 (5) Includes 222,897 shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options.
 (6) Consists of 29,708 shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options.
 (7) Consists of 7,427 shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options.
 (8) Consists of 75,000 shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options.
 (9) Includes 856,348 shares of Common Stock issuable to Kleinwort Benson and 3,713 shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options. Mr. Walker is a Managing Investment Partner of Dresdner Kleinwort Benson Private Equity Managers LLC, the general partner of Kleinwort Benson and, in such official capacity, shares voting and investment power as to the shares held by Kleinwort Benson and therefore may be deemed to share beneficial ownership thereof.
(10) Includes no shares of Common Stock which may be purchased within 60 days of June 30, 1998 upon the exercise of stock options held by Michael Adams. See also footnotes 4 through 9 above.

                                  MANAGEMENT

DIRECTORS

  The Company's By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors (or, the "Board"). Under the Company's By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of five (5) members, classified into three (3) classes as follows: Generio Gargiulo and Jonathan S. Walker constitute a class with a term ending in 2000 (the "Class I directors"); Michael L. Barretti constitutes a class with a term which expires at the upcoming Meeting (the "Class II directors"); and Alan Edwards and Michael Szycher, Ph.D. constitute a class with a term ending in 1999 (the "Class III directors"). At each annual meeting of Stockholders, directors are elected for a full term of 3 years to succeed those directors whose terms are expiring.

  Kleinwort Benson has Board representation rights that were granted in connection with the sale of the Notes. As long as the Notes are outstanding, the Company must nominate one representative of Kleinwort Benson for election to the Board of Directors. If elected, the Kleinwort Benson Director must also be a member of the Executive, Compensation and Nominating Committees. The failure of the Company to nominate a representative of Kleinwort Benson or the failure of each of the Company's officers and directors who hold Common Stock to vote in favor of such representative constitutes an event of default under the Notes. Mr. Walker, a Director of the Company since March 1998, is Kleinwort Benson's current representative to the Board.

  The names of the Company's current directors and certain information about them are set forth below:

   NAME                     AGE                  POSITION WITH THE COMPANY
   ----                     ---                  -------------------------
   Michael Szycher, Ph.D...  60 Chairman of the Board, Chief Executive Officer and Treasurer
   Alan Edwards............  50 Director and Executive Vice President
   Generio T. Gargiulo.....  49 Director
   Michael L. Barretti.....  53 Director
   Jonathan S. Walker......  50 Director

  Dr. Szycher is Chairman of the Board, Chief Executive Officer and Treasurer of CardioTech. Dr. Szycher has served as a director of CardioTech since 1993. He served as Chairman of PolyMedica Industries, Inc. ("PMI"), from October 1989 to June 1996, Chief Technical Officer of PMI from November 1990 to June 1996 and a director of PMI since its inception. Dr. Szycher resigned from PMI in June 1996.

  Mr. Edwards is Executive Vice President and a director of CardioTech, a position he has held since March 1996. Since September 1993, Mr. Edwards has served as President of CardioTech's subsidiary, CardioTech International, Limited. Prior to September 1993, he was the Managing Director and Company Secretary of Newtec, Inc., a vascular graft company acquired by the Company. Mr. Edwards has been a director of CardioTech since March 1996.

  Mr. Gargiulo has served as Senior Managing Director of Research and Institutional Sales at Gargiulo & Company, Inc. since 1996. Prior to forming Gargiulo & Company, Inc., Mr. Gargiulo served as Managing Director of Research and Institutional Sales at Brookehill since 1994. From 1993 to 1994, Mr. Gargiulo was Executive Vice President--Director of Research at Barington Capital Group, L.P. From 1984 to 1993, Mr. Gargiulo was Vice President of Equity Research at First Boston Corporation and covered the hospital supply industry. Mr. Gargiulo has been a director of CardioTech since March 1996.

  Mr. Barretti has been President of Cool Laser Optics, Inc., a company which commercializes optical technology specific to the medical laser industry, since July 1996. From September 1994 to July 1996, Mr. Barretti was the Vice President, Marketing of Cynosure, Inc., a manufacturer of medical and scientific lasers. From June 1987 to September 1994, Mr. Barretti was a principal and served as Chief Executive Officer of Northfleet Management Group ("NMG"), a marketing management firm serving the international medical device industry. From January 1991 to May 1994, Mr. Barretti also acted as President of Derma-Lase, Inc., the U.S. subsidiary of a Glasgow, Scotland supplier of solid state laser technology to the medical field. Mr. Barretti has been a Director of CardioTech since January 1998.

  Mr. Walker has been a Senior Investment Partner with Dresdner Kleinwort Benson Private Equity Managers LLC, the general partner of Kleinwort Benson, since its inception in 1997. Kleinwort Benson invests in private U.S. middle market companies. Mr. Walker joined Kleinwort Benson Limited, a private investment banking firm, in London in 1968 and has been Executive Vice President of Kleinwort Benson Inc. ("KB Inc.") since 1988 and of Dresdner Kleinwort Benson North America LLC since KB Inc. was purchased by Dresdner Bank AG in 1995. Mr. Walker has been a Director of CardioTech since March 1998.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

  Meeting Attendance. During the fiscal year ended March 31, 1998, there were five meetings of the Board of Directors. The various committees of the Board of Directors met a total of two times during fiscal 1998. Each director attended all of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 1998. In addition, from time to time, the members of the Board of Directors and its committees acted by unanimous written consent pursuant to Massachusetts law.

  Audit Committee. The Audit Committee, which did not meet in fiscal 1998, has two members, Mr. Gargiulo (Chairman) and Mr. Walker. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  Compensation and Stock Option Committee. The Compensation and Stock Option Committee, which met two times during fiscal 1998, has three members, Mr. Gargiulo, Chairman, Mr. Walker and Mr. Barretti. The Compensation and Stock Option Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation and Stock Option Committee administers the 1996 Employee, Directors and Consultant Stock Option Plan.

  Compensation and Stock Option Committee Interlocks and Insider Participation. The Compensation and Stock Option Committee has three members, Mr. Gargiulo, Chairman, Mr. Walker and Mr. Barretti. No executive officer of the Company is a member of the Compensation and Stock Option Committee. No executive officer of the Company serves as a member of the board of the directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Stock Option Committee.

  Nominating Committee. The Nominating Committee, which was established in March 1998 and did not meet in fiscal 1998, has three members, Dr. Szycher, Mr. Barretti and Mr. Walker. The Nominating Committee nominates individuals to serve on the Board of Directors. The Nominating Committee will consider nominees recommended by Common Stock holders. See "Stockholder Proposals" for the procedures to be followed by holders of Common Stock in submitting such recommendations.

COMPENSATION OF DIRECTORS

  The Company's policy is to pay no compensation to members of the Board for attendance at Board meetings or committee meetings. All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors.

  Directors are eligible to participate in the Company's 1996 Employee, Director and Consultant Stock Option Plan (the "Plan"). The Plan provides for an initial grant of an option to purchase 14,854 shares of Common Stock to each non-employee director upon first joining the Board and subsequent grants of options to purchase 14,854 shares upon each anniversary of such director's appointment. Such options are granted at an exercise price equal to the fair market value of the Common Stock on the grant date and fully vest following one year of service after the date of grant. Options to purchase 44,562 shares were granted under this formula during fiscal 1998 to Mr. Gargiulo, Mr. Walker and Mr. Barretti. Options granted during fiscal 1998 to any named executive officers serving on the Board are reported under "Executive Compensation-- Option Grants in Last Fiscal Year."

  Mr. Gargiulo is employed as a consultant of the Company in addition to his responsibilities as a Director. As consideration for his consulting services, the Company paid Mr. Gargiulo during fiscal 1998 $2,000.

EXECUTIVE OFFICERS

  The names of, and certain information regarding, executive officers of the Company who are not also directors, are set forth below.

   NAME                     AGE                 POSITION WITH THE COMPANY
   ----                     ---                 -------------------------
   John E. Mattern.........  50 Chief Operating Officer, Chief Financial Officer and Clerk
   Michael Adams...........  41 Vice President of Regulatory Affairs and Quality Assurance

  Mr. Mattern is Chief Operating Officer and Chief Financial Officer of the Company, positions he has held since June 1996. Mr. Mattern is also the Clerk of the Company, a position he has held since August 1997. From April 1994 to June 1996, Mr. Mattern was a financial consultant, consulting to bio-tech, pharmaceutical and not for profit organizations. Mr. Mattern was Vice President of Finance and Chief Financial Officer of Interneuron Pharmaceuticals, Inc. from January 1992 to April 1994. Mr. Mattern is also a CPA.

  Mr. Adams was appointed Vice President of Regulatory Affairs and Quality Assurance of the Company on June 1, 1998. From November 1994 to March 1998 Mr. Adams was Vice President, Regulatory Affairs and Quality Assurance at Cytyc Corporation, a medical diagnostics company. Mr. Adams was Vice President, Regulatory Affairs at USCI Division of C.R. Bard, a medical device company, from February 1991 to November 1994.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and Chief Operating Officer (collectively, the "named executive officers") for services rendered to the Company in all capacities during the two fiscal years ended March 31, 1998.

                                                     LONG TERM
                          ANNUAL COMPENSATION      COMPENSATION
                         ------------------------ ---------------
                                                    SECURITIES       ALL OTHER
NAME AND PRINCIPAL                                  UNDERLYING    COMPENSATION(1)
POSITION                 YEAR  SALARY      BONUS  OPTIONS/SARS(#)       ($)
------------------       ---- --------    ------- --------------- ---------------
Michael Szycher, Ph.D... 1998 $176,443    $64,000         --          $4,706
 Chairman, Chief         1997 $120,130(2) $10,000     424,412            --
  Executive Officer
  and Treasurer
John E. Mattern......... 1998 $132,080    $20,000         --          $2,407
 Chief Operating Officer 1997 $ 91,885(3) $10,000     100,000            --
  and Chief
  Financial Officer

--------
(1) Includes premiums paid by the Company for long term disability insurance and term life insurance. Premiums paid in fiscal year 1998 for long term disability insurance and term life insurance, respectively, were $3,434 and $1,272 for Mr. Szycher and $1,814 and $593 for Mr. Mattern.
(2) From June 12, 1996 to March 31, 1997.
(3) From June 26, 1997 to March 31, 1997.

OPTION GRANTS

  There were no options granted by the Company to the named executive officers during the fiscal year ended March 31, 1998.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options held by each of the named executive officers as of March 31, 1998 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Common Stock. No such options were exercised by the named executive officers during the 1998 fiscal year.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED   VALUE OF THE UNEXERCISED
                              OPTIONS/SARS AT FISCAL   IN-THE-MONEY OPTIONS/SARS
                                     YEAR-END            AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
   Michael Szycher, Ph.D....   288,734      135,678      $17,324      $8,141
   John E. Mattern..........    50,000       50,000      $ 3,000      $3,000

--------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Common Stock of $2.00, the closing sale price per share of the Common Stock as reported on the American Stock Exchange on March 31, 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

  CardioTech has entered into employment agreements with Dr. Szycher, Mr. Mattern and Mr. Edwards (collectively, the "Employment Agreements"), pursuant to which such individuals serve as executive officers of the Company. Pursuant to the terms of the Employment Agreements, Dr. Szycher, Mr. Mattern and Mr. Edwards receive annual base salaries of $187,548, $140,400 and (Pounds)40,423 (approximately $66,150), respectively. Dr. Szycher's salary will be reviewed annually by the Board of Directors. The executive officers may also be entitled to receive an annual bonus payment in an amount, if any, to be determined by the Compensation and Stock Option Committee of the Board of Directors. The Employment Agreements for Dr. Szycher, Mr. Mattern and Mr. Edwards are for terms ending on May 13, 2000, December 31, 1998 and December 31, 1998, respectively.

  Thereafter, the term of the Employment Agreements will be deemed to continue on a month-to-month basis if not expressly extended while such officers remain employed by CardioTech. Both the executive officers and CardioTech have the right to terminate the Employment Agreements at any time, with or without cause (as defined in the Employment Agreements), upon thirty (30) days' prior written notice. In the event that CardioTech terminates the applicable Employment Agreement without cause, or the executive officer terminates his employment for good reason following a change in control (as such terms are defined in the Employment Agreements) or CardioTech fails to renew the applicable Employment Agreement within two (2) years following the occurrence of a change in control (i) Dr. Szycher will be entitled to receive 2.99 times his annual base salary at termination, (ii) Mr. Mattern will be entitled to receive 1.00 times his annual base salary at termination, and (iii) Mr. Edwards will be entitled to receive 2.00 times his annual base salary at termination. Each of the executive officers will not compete with CardioTech for one (1) year following termination of his employment.

  Substantially all of the stock options granted pursuant to the Plan provide for the acceleration of the vesting of the shares of Common Stock subject to such options in connection with certain changes of control of the Company.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  Overview. This report is submitted by the Compensation and Stock Option Committee (the "Committee"), which is responsible for establishing and administering the Company's executive compensation policies and the Company's stock option plan. The Committee is composed of Messrs. Gargiulo, Walker and Barretti. Messrs. Gargiulo, Walker and Barretti are not employees of the Company. This report addresses the compensation policies for fiscal year 1998 as they affected Mr. Szycher, Ph.D., in his capacity as Chief Executive Officer and Treasurer of the Company, Mr. Mattern, in his capacity as Chief Operating Officer, Chief Financial Officer and Clerk of the Company and other executive officers of the Company.

  General Compensation Policy. The Company's compensation policy for executive officers is designed to achieve the following objects: (i) to enhance profitability of the Company and increase stockholder values; (ii) to reward executives consistent with the Company's annual and long-term performance goals; (iii) to recognize individual initiative, leadership and achievement; and (iv) to provide competitive compensation that will attract and retain qualified executives.

  Executive Officer Compensation Program. The Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with other local companies who compete with the Company for prospective employees. The compensation program for executive offices consists of three elements: (1) base salary, which is set on an annual basis; (2) annual incentive compensation, in the form of cash bonuses, which is based on achievement of predetermined financial objectives of the Company and individual objectives; and (3) long-term incentive compensation, in the form of stock options, granted when the executive officer joins the Company and on occasion thereafter with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

  Base Salary. Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In addition to external market data, the Committee also reviews the Company's financial performance and individual performance when adjusting base salary annually.

  Bonus Compensation. Bonus compensation is based on the Company's achievement of predetermined financial, operational and strategic objectives. Giving greatest weight to attainment of financial targets, the Committee also awards bonuses based on various operational and strategic objectives, such as management efficiency, and the ability to motivate others and recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and successes. Bonuses are awarded on an annual basis.

  Long Term Incentive Compensation. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. In addition, the Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers.

  When establishing stock option grant levels, the Committee considers general corporate performance, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price.

  It is the standard policy of the Company to grant an initial stock option grant to all executive officers at the time they commence employment consistent with the number of options granted to executive officers in the medical device industry at similar levels of seniority. In addition, the Committee may also make performance-based grants throughout the year. In making such performance-based grants, the Committee considers individual contributions to the Company's financial, operational and strategic objectives.

  Chief Executive Officer Compensation. In fiscal year 1998, the Company's Chief Executive Officer and Treasurer, Michael Szycher, Ph.D., received a base salary of $176,443, which represents an increase of $44,363 over this 1997 base salary and which reflects a full year of employment, rather than the fiscal 1997 nine month period, plus a raise. This is consistent with the range of salary levels received by his counterparts in medical device companies of comparable size and stage of development. Mr. Szycher received bonus compensation of $64,000 in fiscal 1998, which was based, in part, on the performance of the Company's Common Stock on the American Stock Exchange and on the receipt by the Company, pursuant to Mr. Szycher's efforts, of two grants from the National Institute of Health for an aggregate of approximately $650,000. Mr. Szycher was not granted any stock options for fiscal year 1998.

  In fiscal year 1998, the Company's Chief Operating Officer and Chief Financial Officer, John Mattern, received a base salary of $132,080, which represents an increase of $40,195 over this 1997 base salary and which reflects a full year of employment, rather than the fiscal 1997 nine month period, plus a raise. This is consistent with the range of salary levels received by his counterparts in medical device companies of comparable size and stage of development. Mr. Mattern received bonus compensation of $20,000 in fiscal 1998, which was based, in part, on the performance of the Company's Common Stock on the American Stock Exchange. Mr. Mattern was not granted any stock options for fiscal year 1998.

  Certain Tax Considerations. The Company does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above will have an effect on the Company. The Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Committee's present intention that, so long as it is consistent with its overall compensation objections, substantially all executive compensation will be deductible for Federal income tax purposes.

                                          The Compensation and Stock Option
                                           Committee

                                          Genario T. Gargiulo, Chairman
                                          Jonathan S. Walker
                                          Michael L. Barretti

                               PERFORMANCE GRAPH

  The following graph compares the annual percentage change in the Company's cumulative total stockholder return on its Common Stock during a period commencing on June 12, 1996 (the date that the Company's Common Stock began trading on the American Stock Exchange) and ending on March 31, 1998 (as measured by dividing the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period) with the cumulative total return of the American Stock Exchange and a peer group of issuers consisting of certain companies within the Standard

Industrial Code 3842, Orthopedic, Prosthetic and Surgical Appliances and Supplies (the "Peer Group"), during such period. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

                             [GRAPH APPEARS HERE]

                                                        6/12/96 3/31/97 3/31/98
                                                        ------- ------- -------
      CardioTech International, Inc.................... $100.00 $50.00  $ 53.33
      American Stock Exchange Market Index............. $100.00 $94.41  $123.31
      Peer Group....................................... $100.00 $67.18  $ 70.76

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended March 31, 1997 and 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Michael Szycher, PhD. failed to file two reports, covering an aggregate of two transactions, and Jonathan S. Walker failed to file an initial report upon his appointment as a Director of the Company and a year-end report indicating his directorship-related, initial formula grant of Common Stock options.

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

  The Company's By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of five (5) members, classified into three (3) classes as follows: Generio Gargiulo and Jonathan S. Walker constitute a class with a term ending in 2000 (the "Class I directors"); Michael L. Barretti constitutes a class with a term which expires at the upcoming Meeting (the "Class II directors"); and Alan Edwards and Michael Szycher, Ph.D. constitute a class with a term ending in 1999 (the "Class III directors"). At each annual meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms are expiring.

  The Board of Directors has unanimously nominated Mr. Barretti as a Class II director to be elected at the Meeting for a term ending in 2001. Unless authority to vote for Mr. Barretti is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Mr. Barretti as a director. In the event that Mr. Barretti shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that Mr. Barretti will be unable or unwilling to serve.

  A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect Mr. Barretti as a director.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. BARRETTI AS DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

            RATIFICATION OF THE SALE OF UP TO $2,500,000 PRINCIPAL
                     AMOUNT OF 7% SENIOR CONVERTIBLE NOTES
                                (NOTICE ITEM 2)

THE NOTES

  On March 31, 1998, the Company sold $1,660,000 aggregate principal amount of 7% Convertible Senior Notes due 2003 (the "Notes") to Dresdner Kleinwort Benson Private Equity Partners LP ("Kleinwort Benson") in a private placement. Proceeds from the sale of the Notes are being used by the Company for research and development purposes and to meet working capital needs.

  Kleinwort Benson has also agreed to buy the following principal amounts of additional Notes, up to $840,000, if the Company meets the following milestones on or prior to September 30, 1998: (i) up to $500,000 of Notes if the Company obtains an unqualified, definitive CE Mark for its Vasculink Vascular Access Graft; (ii) up to $500,000 of Notes if the Company executes binding agreements with three research sites (in addition to the Company's April 1998 agreement with Freemedic PLC) for clinical trials of the Company's MyoLink Peripheral Graft; and (iii) $840,000 of Notes if the Company consummates a strategic alliance, acquisition or merger that is approved by Kleinwort Benson.

  The Notes accrue interest at a rate of 7% per annum, payable quarterly in cash and/or additional Notes, at the option of Kleinwort Benson. The Notes rank senior to all securities of the Company upon liquidation. At any time prior to maturity, Kleinwort Benson may convert the Notes, in whole or in part, plus accrued interest, into shares of Common Stock at a conversion price of $1.995 (the "Conversion Price"). The Conversion Price is subject to adjustment in the event of stock splits, combinations, reorganizations and reclassifications. In addition, the Notes have weighted average anti-dilution protection in the event that the Company issues common stock equivalents below the Conversion Price or the fair market value of the Common Stock.

  The Notes are redeemable in cash prior to maturity, in whole or in part, at the Company's option at 105% of principal amount during the first year (decreasing by 1% in each of the following years), plus accrued and unpaid interest. Should the Company elect to redeem the Notes, Kleinwort Benson may elect to convert the Notes into shares of Common Stock at a new conversion price equal to the lower of .87 in the first year (increasing to .89, .93 and
 .96 in each of the following years, respectively) multiplied by (i) the Conversion Price or (ii) the market price as of the conversion date. Upon the occurrence of a "change of control," Kleinwort Benson may require that the Company repurchase the Notes in accordance with the formula in the preceding two sentences. A "change of control" will occur if (i) a person acquires 50% or more of the outstanding Common Stock of the Company or assets of the Company representing more than 50% of its consolidated earning power; (ii) the sale or transfer of 30% or more of the assets of the Company; (iii) Michael Szycher ceases to be Chief Executive Officer of the Company for any reason whatsoever, or Michael Szycher ceases to devote all or substantially all of his working time to the Company; or (iv) the Company sells any strategic assets, such that it is no longer able to pursue its business.

  At maturity, the Company may repay the Notes, plus accrued interest, by converting them into shares of Common Stock at the Conversion Price. The Company is not entitled to repay the Notes if an event of default has occurred, the Common Stock is no longer listed on the American Stock Exchange ("AMEX"), the market price of the Common Stock during the preceding 90 days is less than 150% of the Conversion Price then in effect or if the average daily trading volume of the Common Stock on AMEX during the preceding 30 business days is less 4,000 shares.

  As collateral security for the payment of the Notes, the Company has granted to Kleinwort Benson a security interest in all rights, privileges and interest in all of the capital stock of its wholly owned subsidiary, CardioTech International Ltd. The Company has also agreed to register the shares of Common Stock issuable upon conversion of the Notes. In addition, Kleinwort Benson has Board representation rights. See "Management--Directors."

THE AMEX LIMITATION

  The rules of AMEX require that the Company obtain the approval of its stockholders before the issuance of securities such as the Notes that are convertible into Common Stock if (i) the number of shares that can be issued is equal to or greater than 20% or more of the outstanding Common Stock and
(ii) the price per share is below the greater of the market or book value of the Common Stock. (No such stockholder approval would be necessary if the price per share were above the greater of the market or book value of the Common Stock.) The exact number of shares of Common Stock issuable upon the conversion, redemption or maturity of the Notes cannot currently be determined because the number of shares issuable is dependent on future events, principally consisting of the Company's ability to sell the $840,000 in additional Notes to Kleinwort Benson, Kleinwort Benson's election to receive interest in cash or additional Notes, and the conversion and redemption decisions of Kleinwort Benson and the Company. In addition, the anti-dilution protection and the redemption penalties of the Notes described above could result in the Company issuing Common Stock at a price per share that is below $1.90, the market value of the Common Stock at the time of the sale of the Notes (which was greater than the book value of the Common Stock at the time). Accordingly, the Notes provide that no more than 854,582 shares of Common Stock (equal to approximately 19.99 percent of the Common Stock based on the 4,272,916 shares of Common Stock outstanding as of March 31, 1998) are issuable upon the total aggregate of conversions of the Notes until stockholder approval of the issuance of the Notes is obtained.

  If stockholder approval is not obtained, then in lieu of issuing the balance of the shares of Common Stock otherwise issuable to Kleinwort Benson, the Company has agreed to pay Kleinwort Benson an amount in cash equal to the product of (i) the amount of such balance of shares and (ii) the market price (determined as of the conversion date) of the Common Stock. If the market price of the Common Stock on the date of conversion was greater than the Conversion Price, the Company would owe a premium to Kleinwort Benson that could result in the Company making a substantial cash payment to Kleinwort Benson. If, for example, the Company were to sell the $840,000 in additional Notes to Kleinwort Benson and Kleinwort Benson elected to receive additional Notes for all interest payable under the Notes, at the end of the five year term of the Notes the Company would owe to Kleinwort Benson, upon conversion of the Notes, approximately 898,000 shares of Common Stock over and above the AMEX limit of 854,582 shares. If the market price on March 31, 2003, the maturity date of the Notes, was $10, for example, the Company would owe Kleinwort Benson approximately $9 million rather than the approximately $1.8 million due at the Conversion Price.

  There can be no assurance that the Company will have available cash resources to convert the Notes if required to do so. In the event stockholder ratification of the issuance of the Notes is not obtained, the conversion by Kleinwort Benson of a substantial number of Notes could have a material adverse effect on the Company's financial condition and its ability to implement its business strategy. Further, if any such conversion causes the Company to fail to meet the listing requirements of the AMEX, the Company would be subject to delisting. If delisted from the AMEX, the Company would attempt to become listed on another stock exchange where it is able to meet the listing requirements or to arrange for the Common Stock to be traded on the Nasdaq electronic bulletin board. Additionally, if the Company's listing on the AMEX were not to be maintained, there would be no need for stockholder ratification of the issuance of the Notes.

  The issuances of shares of Common Stock upon the conversion, redemption or maturity of the Notes will have no effect on the rights or privileges of existing holders of Common Stock except that the economic interests and voting rights of each stockholder will be diluted as a result of such issuances. Further, prior to conversion, holders of the Notes will be entitled to receive distributions upon a liquidation of the Company in preference to claims of holders of the Common Stock.

  For the foregoing reasons, the Company is seeking stockholder ratification of the sale of up to $2,500,000 principal amount of Notes to Kleinwort Benson in order to enable the Company to pay Kleinwort Benson entirely in shares of Common Stock. An affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to ratify this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE SALE OF UP TO $2,500,000 PRINCIPAL AMOUNT OF NOTES TO KLEINWORT BENSON, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                        INDEPENDENT PUBLIC ACCOUNTANTS
                                (NOTICE ITEM 3)

  The Board of Directors has appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1998. The Board proposes that the Stockholders ratify this appointment, although such ratification is not required by Massachusetts law or the Company's Restated Articles of Organization or Amended and Restated Bylaws. PricewaterhouseCoopers LLP audited the Company's financial statements for the fiscal year ended March 31, 1997. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

  The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  To be considered for presentation at the Annual Meeting of Stockholders to be held in 1999, Stockholder proposals must be received, marked for the attention of: Clerk, CardioTech International, Inc. 11 State Street, Woburn, Massachusetts, 01801 on or before March 30, 1999. In addition, the Company's Restated By-laws require that notice of Stockholder proposals and nominations for director for the 1999 Annual Meeting be delivered to the Clerk of the Company not less than sixty (60) days nor more than ninety (90) days prior to the scheduled date of such Meeting; provided, however, that if less than seventy (70) days' notice or prior public disclosure of the date of the 1999 Annual Meeting is given or made, a Stockholder proposal or nomination will be timely if received by the Company on or before the tenth (10th) day after such notice or public disclosure. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1999 Annual Meeting any Stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ John E. Mattern

                                          John E. Mattern
                                          Clerk

July 30, 1998

                                   Appendix A

                         CARDIOTECH INTERNATIONAL, INC.

                                11 STATE STREET
                          WOBURN, MASSACHUSETTS 01801

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

            The undersigned hereby appoints Michael Szycher and John E. Mattern, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of CardioTech International, Inc. (the "Company") held of record by the undersigned on July 16, 1998 at the Annual Meeting of Shareholders to be held on September 3, 1998 and any adjournments thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


  1. Election of Director

  Nominee: Michael Barretti

        FOR     WITHHELD
        [ ]       [ ]

  2. Proposal to ratify the sale of up to $2,500,000 principal amount 7% Senior Convertible Notes to Dresdner Kleinwort Benson Private Equity Partners LP.

        FOR     AGAINST    ABSTAIN
        [ ]       [ ]        [ ]

  3. Proposal to ratify the appointment of PricewaterhouseCoopers as independent auditors.

        FOR     AGAINST    ABSTAIN
        [ ]       [ ]        [ ]

  4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]

  Signature____________________________________ Date ______________

  Signature____________________________________ Date ______________

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If a corporation, please sign in full corporate name by the President or authorized officer and indicate the signer's office.
If a partnership, please sign in the partnership name by an authorized person.